The following information responds to Item 304 (a)(1) of Regulation S-K

(i)   On January 17, 2008, the Board of Directors of The
Asia Pacific
Fund, Inc. (the Fund) voted to appoint KPMG LLP, as independent registered public accountant for the year ending March 31, 2008.

(ii)   Ernst  &  Young   LLPs report  on  the  financial
statements for
the past four fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)  During each of the Fund s four fiscal years ended
March 31,
2007,  there  have been no disagreements  with  Ernst  &
Young LLP
on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused
Ernst & Young LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports.

(iv)  Pursuant to Item 304(a)(3) of Regulation S-K,  the
Fund requested
Ernst & Young LLP to furnish it with a letter addressed to the
Securities and Exchange Commission stating whether or not
Ernst & Young LLP agrees with the above statements.
Ernst & Young LLP has provided the letter that is attached as
Exhibit 77Q1(b).

(v)   On January 17, 2008, the Fund engaged KPMG LLP  as
its
new  independent  registered public accountant.   During
each of the Fund s four fiscal years ended March 31, 2007 and the subsequent interim period through the date of their appointment, the Fund did not consult with KPMG
LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund s financial statements, or any other matters or reportable events as set forth in Items 304(a)(1)(iv)
and (v) of Regulation S-K.